Exhibit 10.1

DEFINITIVE AGREEMENT BETWEEN STRIDER RESOURCES

LIMITED AND ASHBURTON VENTURES INC.

Relating to the “Thompson Bros. Lithium Property”

This agreement made and dated 26th day of April, 2016

BETWEEN:

STRIDER RESOURCES LIMITED. a body corporate, incorporated under the laws of Manitoba, having an office at P.O Box 144, Cranberry Ridge, Manitoba, ROB OHO

(herein called the “Optionor”)

OF THE FIRST PART

AND:

ASHBURTON VENTURES INC., a body corporate, incorporated under the laws of British Columbia, having an office at 1240-789 West Pender St., Vancouver, BC, V6C 1H2

(herein called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.	The Optionor is the owner and the registered holder of certain lithium properties located in the Province of Manitoba, which properties are more particularly described in Schedule “A” annexed hereto and forming a part hereof (herein called the “Property”)

B.	The Optionor has agreed to grant to the Optionee options entitling the Optionee to acquire certain legal and beneficial interests in and to the Property as provided for in this Agreement, and to participate in the further exploration and, if deemed warranted, the development of the Property;

NOW THEREFORE THIS AGREEEMENT WITNESSETH that in consideration of these presents and the sum of Ten Dollars ($10.00) now paid by each of the parties to each of the other parties hereto, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties, the parties hereby agree as follows:

DEFINITIONS

1.01.1	In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

(a)	“ABR” means Ashburton Ventures Inc., a corporation to this Agreement and the common shares of which are listed on the TSX-V;

(b)	“Area of Material Interest” and “AMI” have the meaning as set out in paragraph 7.01 hereof;

(c)	“Business Day” means any day other than Saturdays, Sundays and statutory holidays in the Province of Manitoba;

(d)	“Commencement of Commercial Production” means the date upon which product from the Property, for other than testing purposes, has been processed for a period of thirty (30) consecutive production days at a rate equal to not less than seventy-five (75%) percent of the rate projected in the Feasibility Study, if any, prepared in respect of the Property;

(e)	“Conditions of Exercise” has the meaning set out in paragraph 4.02 hereof;

(f)	“Effective Date” means the date this Agreement has been executed by both parties;

(g)	“Exercise Notice” means a written notice to the Optionor, signed by the Optionee, indicating that the Optionee has satisfied the Conditions of Exercise and is irrevocably exercising that Option;

(h)	“Expenditures” means the sum of all monies spent in prospecting, exploring, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges, upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands, provided such expenses qualify pursuant to the Mines and Mineral Act (Manitoba) for assessment as exploration expenses;

(i)	“First Option” has the meaning set out in sub-paragraph 4.0l(a) hereof;

(j)	“First Option Deadline” has the meaning set out in sub-paragraph 4.02(c) hereof;

(k)	“Operator” has the meaning as set out in paragraph 4.07 hereof;

(I)	“Options” collectively means the First Option and the Second Option, and “Option” means either one of them;

(m)	“Net Smelter Return Royalty” has the meaning set out in Schedule “B” annexed hereto and forming a part hereof;

(n)	“NSR” means the 2% Net Smelter Return Royalty on the Property;

(o)	“Property” means all of the Optionors direct and indirect right, title and interest in and to the properties described in Schedule “A” hereto;

(p)	“Second Option” has the meaning set forth in sub-paragraph 4.0l (b) hereof;

(q)	“Second Option Payment” has the meaning set forth in sub-paragraph 4.02(b) hereof;

(r)	“this Agreement” refers to and collectively includes this Agreement and every Schedule attached to this Agreement;

(s)	“Transfer” has the meaning set out in paragraph 10.03 hereof;

(t)	“Transfer Date” means the date the Property and this Agreement is transferred from the Optionee to ABR as provided for in paragraph 10.03 hereof;

(u)	“TSX” means the Toronto Stock Exchange;

(v)	“TSX-V” means the TSX Venture Exchange;

(w)	“Work” has the meaning set out in paragraph 4.07 hereof.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01	The Optionor represents and warrants to the Optionee that:

(a)	it has been duly incorporated under the laws of the Province of Manitoba, validly exists as a corporation in good standing under the laws of the Province of Manitoba and it is legally entitled to hold its interest in the Property and will remain so entitled until its interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

(b)	it is, and at the time of any transfer to the Optionee of any interest in the Property will be, the beneficial owner of a one hundred per cent (100%} interest in the Property, free and clear of all liens, charges and claims of others, and no taxes or rentals are due in respect thereof, save and except for the NSR;

(c)	to the best of its knowledge, the mineral claims comprising the Property have been duly and validly located pursuant to the laws of the Manitoba and are recorded in the names set out on the attached Schedule “A”, and are in good standing in the office of the Mining Recorder on the date hereof and until the dates set out on the attached Schedule “A”;

(d)	there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to its knowledge is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof;

(e)	to the best of its knowledge, there are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(f)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(g)	no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons.

2.02	The Optionor acknowledges that the representations and warranties set forth in paragraph 2.01 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

2.03	The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.01 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01	The Optionee represents and warrants to the Optionor that:

(a)	it has been duly incorporated under the laws of the Province of British Columbia, validity exists as a corporation in good standing under the laws of the Province of British Columbia;

(b)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(c)	no proceedings are pending for, and it is not aware of any basis for the institution of and proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons, and

(d)	the name of any lithium mine developed on the Property will include “Thompson Bros. Mine”

3.02	The Optionee acknowledges that the representations and warranties set forth in paragraph 3.01 hereof form part a of this Agreement and are conditions upon which the Optionor has relied in entering to this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.03	The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.01 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty.

GRANT OF OPTIONS AND COMMITMENTS

4.01	The Optionor hereby irrevocably grants to the Optionee two (2) exclusive and separate rights and option to acquire undivided legal and beneficial interests in the Property free and clear from all liens, charges and claims of others, as follows:

(a)	an undivided one-hundred per cent (100%) interest in the Property, subject to the NSR (the “First Option”); and

(b)	an undivided fifty per cent interest in the NSR of the Optionor, in addition to the undivided one-hundred perfect (100%) interest in the Property that may be acquired under the First Option (the “Second Optio n”).

4.02	The Optionee may exercise, subject to paragraph 8.1:

(a)	The First Option by:

Making the following cash payments and share issuances to the Optionor:

(i)	A cash payment of $25,000, of which the Optionor acknowledges $10,000 of the $25,000 payment has been made, leaving the balance of $15,000 owing from the Optionee to the Optionor, and Share Based Payment to the Optionor of 500,000 ABR Shares within seven (7) days following the Effective Date, and;

(ii)	Cash Payment of $50,000 and Share Based Payment to the Optionor of 500,000 ABR Shares on or before the 12 month anniversary of the Effective Date, and;

(iii)	Cash Payment of $100,000 and Share Based Payment to the Optionor of 500,000 ABR Shares on or before the 24 month anniversary of the Effective Date, and;

(iv)	Cash Payment of $100,000 and Share Based Payment to the Optionor of 500,000 ABR Shares on or before the 36 month anniversary of the Effective Date, and;

(v)	Cash Payment of $100,000 and Share Based Payment to the Optionor of 500,000 ABR Shares on or before the 48 month anniversary of the Effective Date, and;

(vi)	Cash Payment of $125,000 and Share Based Payment to the Optionor of 500,000 ABR Shares on or before the 60 month anniversary of the Effective Date, and;

incurring the following Expenditures on the Property by the following dates:

(vii)	Optionee agrees to spend a total of no less than one and a half million dollars ($1,500,000) of Expenditures relating to the Property on or before the 60 month anniversary of the Effective Date.

(b)	The Second Option, at any time, following its exercise of the First Option and up to the date of Commencement of Commercial Production, by making cash payment of $1,000,000 together with all accrued but unpaid NSR at the time of any such election to the Optionor (the “Second Option Payment”).

(c)	Each of the anniversary dates for performance of issuance of shares, payments or incurring Expenditures set out in in this paragraph 4.02 (a) shall be each an independent deadline (each a “First Option Deadline”).

(respectively, the “Conditions of Exercise”)

4.03	If the Optionee, by the First Option Deadline, fails to incur the total amount of any of the Expenditures required under the Conditions of Exercise applicable to any of the First Option, then the Optionee may pay to the Optionor an amount equal to the shortfall in Expenditures within 30 days after the said First Option Deadline. Any payment so made shall be non-refundable and be deemed to be Expenditures duly and properly incurred for the purposes of the Conditions of Exercise applicable to the First Option.

4.04	Nothing in this Agreement shall be construed as obligating the Optionee to exercise either of the Options or, subject to sub-paragraph 9.0S(a) hereof, incur and Expenditures on the Property.

4.05	In the event the Optlonee has satisfied the respective Conditions of Exercise (Including early satisfaction of the Conditions of Exercise), and wishes to exercise an Option, then to do so it must deliver to the Optlonor an Exercise Notice:

(a)	in the case of the First Option, prior to the First Option Deadline; and

(b)	in the case of the Second Option, concurrently with the Second Option Payment;

On delivery of an Exercise Notice the Optionor shall be deemed to have transferred to the Optionee the following undivided equitable interests:

(a)	In the case of the First Option, a one-hundred percent (100%) interest in the Property; and

(b)	In the case of the Second Option, an undivided fifty percent (50%) interest in the NSR.

4.06	Subject to paragraphs 4.03 and 11.01 hereof, in the event the Conditions of Exercise applicable to the First Option are not satisfied by the First Option Deadline then the First Option and the Second Option shall each terminate.

4.07	The Optionee will be the operator (hereinafter called the “Operator”) for all Expenditures on the Property to be incurred by the Optionee pursuant to the exercise of the First Option. The Optionee at its own risk and at its sole cost shall act as Operator on the Property during the Option Period and as the Operator, the Optionee shall be responsible in its sole discretion for carrying out and administering exploration, development and mining work on the Property (collectively the “Work). As Operator, the Optionee shall have the sole, exclusive and immediate right to enter upon, explore, develop and mine the Property and to have quiet and exclusive possession of the Property with sole power and authority to the Optionee and its agents to sample, extract, diamond drill, prospect, explore, develop and mine the Property in such manner as the Optionee in its sole discretion may determine, including without limitation, the right to erect, bring and install thereon all buildings, machinery, equipment and supplies as the Optionee shall deem necessary and proper and, subject to the NSR reserved for the Optionor, to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes. The Optionor agrees to indemnify and save harmless the Optionee from any liability to which it may be subject arising from any Mining Operations carried out by the Optionor or at is direction on the Property.

4.08	This Agreement represents an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments to the Optionor hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments. This Agreement does not create and is not intended to create a legal relationship between the Optionee and the Optionor of agency, partnership, co-venture, joint venture or make either party liable for the debts and obligations of the other.

TRANSFER OF PROPERTY

5.01	Upon the exercise by the Optionee of the First Option, the Optionor shall cause to be delivered to the Optionee duly executed registerable transfers in favour of the Optionee of the undivided interest(s) in the Property acquired by the Optionee, all as provided herein.

5.02	The Optionee shall be entitled to record all transfers provided for in paragraph 5.01 hereof with the appropriate governmental office at its own cost and expense in order to affect the transfer into its name of whatever interest(s) in the Property has been acquired by it. All recordings by the Optionee shall at all times clearly indicate the NSR interest of the Optionor.

OBLIGATIONS OF THE PARTIES DURING THE OPTION PERIODS

6.01	The Optionee hereby covenants and agrees that for so long as the First Option remains in effect and it is acting as the Optionor it will:

(a)	maintain the Property in good standing by the doing and filing of applicable assessment work or (in addition to any amount paid to the Optionor pursuant to paragraph 4.03 hereof) the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges except those at the time contested in good faith by the Optionor;

(b)	file all applicable assessment work carried out in respect of the Property to the allowable extent required and permitted under all applicable mining legislation;

(c)	permit the Optionor or its duly authorized agents, upon reasonable prior notice to the Optionee, to have access to the Property in order to examine any work carried out by the Optionee, provided, however, that neither the Optionor nor its agents shall interfere or obstruct the operations of the Optionee, its servants and agents on the Property, and further provided that the Optionor or its agents shall enter upon the Property at their own risk and that the Optionor agrees to indemnify the Optionee harmless of any loss from all loss or damage of any nature or kind whatsoever in any way referable to the entry of, presence on, or activities of either the Optionor or its agents while on the Property, including, without limiting the generality of the foregoing, bodily injuries or death at any time resulting therefrom and damage to property sustained by any person or persons;

(d)	conduct all work on or with respect to the Property in a careful and miner-like manner and in accordance with all applicable laws, regulations, orders and ordinances of any relevant governmental authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of work done by the Optionee with or respect to the Property;

(e)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance including, without limiting, insurance for environmental damage;

(f)	pay all of the Optionee’s accounts in respect of the Property and the Work in connection herewith as they fall due and keep the Property free and clear of any encumbrances arising out of the work or the Optionee’s activities including, without limiting, liens arising under the Builders’ Liens Act (Manitoba); and

(g)	possess the property in trust for the Optionor.

6.02	Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee shall not be responsible for rectifying any environmental damage sustained on the Property prior to the date hereof and that the Optionor will indemnify and hold the Optionee harmless from and against any claims as a result of environmental damage on the Property where such damage was created prior to the Effective Date.

6.03	Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will indemnify and hold the Optionor harmless from and against any claims as a result of environmental damage on the Property where such damage was created after the Effective Date and as a direct result of the Optionee’s activities on the Property.

AREA OF MATERIAL INTEREST

7.01	An area of material interest located within two (2) kilometres of the existing exterior boundaries of the Property is hereby established (hereinafter called the “AMI”). By executing this Agreement, each of the parties hereby covenants and agrees with the other party that any property interest or mineral rights which have been acquired by either of them within the six (6) month period prior to the Effective Date or which shall be acquired by either of them located within the AMI during the term of this Agreement shall become part of the Property for the purposes of this Agreement, save as otherwise provided for herein.

7.02	If either party acquires a property interest or mineral rights within the AMI as contemplated in paragraph 7.01 hereof, it shall notify the other party in writing of the property interest or mineral rights acquired and the cost of acquisition thereof. The notified party shall then have thirty (30) days following receipt by it of the foregoing notification to elect in writing to have the property interest or mineral rights included as part of the particular individual claim group for the purposes of this Agreement. If the notified party does not so elect in writing within this thirty (30) day period, the acquiring party shall be entitled to retain the property interest or mineral rights for its own account and such property interest or mineral rights will not form part of said individual claim group and will not be subject to the terms of this Agreement.

7.03	If the notified party does elect in writing to have the property interest or mineral rights included as part of an individual claim group for the purposes of this Agreement as contemplated in paragraph 7.02 hereof, it will reimburse to the acquiring party a portion of the cost of acquisition of the property interest or mineral rights acquired on the following basis: in the event the Optionee is in the process if exercising the First Option, the reimbursement will be one hundred per cent (100%) of the acquisition cost, and in the event of the Optionee is in the process of exercising the Second Option, the reimbursement will be fifty per cent (50%) of the acquisition cost.

CONDITIONS PRECEDENT

8.01	This Agreement is subject to the Transfer, approval by the board of directors of the Optionor and all required regulatory approvals.

TERMINATION

9.01	This Agreement shall terminate:

(a)	at any time prior to the First Option Deadline, by the Optionee giving notice of termination to the Optionor;

(b)	in the event the First Option is not exercised by the First Option Deadline;

(c)	within 90 days of the Effective date, in the event regulatory approval for the initial issuance of shares has not been sent.

9.02	Notwithstanding any other provision of this Agreement, if at any time during the term of either of the Options, the Optionee fails to advance to the Optionor any cash payment or shares required under paragraph 4.02(a) hereof, or fails to incur any of the Expenditure provided for in paragraph 4.02(a) hereof, or is in breach of any covenant, representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

(a)	it shall have given to the Optionor a notice of default containing particulars of the payment not advanced or shares not issued, the Expenditures not incurred or the covenant, representation or warranty breached; and

(b)	the Optionor has not, within thirty (30) days following delivery of such notice of default, cured such default.

9.03	Should the Optionee fail to comply with the provisions of sub-paragraph 9.02(b) hereof, the Optionor may thereafter terminate this Agreement, and the provisions of paragraph 9.05 shall be applicable.

9.04	The Optionee shall vacate the Property within a reasonable time after termination, but shall have the right of access to the Property for three (3) months following termination for the purpose of removing its buildings, plant, equipment, machinery, tools, appliances and supplies from the Property. All buildings, plant, equipment, machinery, tools, appliances and supplies on the Property beyond this three (3) month period after termination without the written consent of the Optionor (which may be unreasonably withheld) shall become the property of the Optionor free and clear of any claim or encumbrance by or through the Optionee.

9.05	If this Agreement terminates prior to the First Option Deadline at a time when the Optionee is acting as Operator, the Optionee shall:

(a)	ensure that all filings for assessment credit have been made in respect of all Expenditures to the maximum extent permitted, or all payments of money in lieu thereof have been made to maintain the Property in good standing for at least 120 days from the date of termination; and

(b)	ensure that the Optionor is provided with copies of all plans, assay maps, diamond drill records and all other data information in all formats including without limiting, electronic records pertaining to the Property and relating to the Expenditures which had therefore not been delivered to the Optionor.

TRANSFER OF INTERESTS

10.01	The Optionee may at any time sell, transfer, or otherwise dispose of all its interest in and to the Property and this Agreement to a bona fide transferee, provided that it shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant by such transferee to perform all obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as this Agreement had been originally executed by the Optionee and such transferee as joint and several obligators making joint and several covenants; and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in an to the Property and this Agreement to the restrictions contained in sub-paragraph 10.0l(a) hereof.

10.02	No assignment by the Optionee of any interest less than it entire interest in this Agreement and in the Property shall be permitted, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement and in the Property, the Optionee shall be deemed to be discharged from all obligations hereunder or other fulfillment of the contractual commitments and any environmental liabilities, occurring from and after the effective on the date on which the Optionee shall have no further interest in this Agreement on the Property.

10.03	The Optionor may at any time sell, transfer or otherwise dispose of all of its interest in and to the Property and this Agreement to any wholly owned subsidiary of the Optionor or to a company whose management will be substantially similar to the current management of the Optionor within a reasonable period of time following the transfer of this Agreement to such a company without the written consent of the Optionee, whose consent shall not be unreasonably withheld, and further provided that in either case it shall have first delivered to the Optionee its Agreement related to this Agreement and to the Property, containing:

(a)	a covenant by such transferee to perform all the obligations by the Optionor to be performed under this Agreement in respect of the interest to be acquired by it from the Optionor to the same extent as if this Agreement had been originally executed by the Optionor and such transferee as joint and several obligors making joint and several covenants; and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 10.03(a) hereof.

FORCE MAJEURE

11.01	If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provision of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

11.02	The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 11.01 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

CONFIDENTIAL INFORMATION

12.01	No information in respect of the activities carried out on the Property or any portion thereof by the Optionee during the currency of either the First Option or the Second Option shall be published by either the Optionor or the Optionee without the prior written consent of the other, but such consent in respect of the reporting or factual data shall not be unreasonably withheld, and shall not be withheld in respect to information required to be publically disclosed pursuant to applicable securities or corporation laws. In the event either the Optionor or the Optionee proposes to publish any such information, it shall first provide to the other written notice by facsimile or email of the information proposed to be published at least one business day prior to the publication of such information. In the event the receiving party receiving such written notice has not provided comments to the party sending such written notice within three (3) business days of the receipt of such written notice, the other party will be free to publish such information without further reference to the party to whom such written notice was sent.

NOTICES AND PAYMENT

13.01	Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by facsimile or email to the party to which it is being given at the following addresses:

(a)	if to the Optionor:

Strider Resources limited

P.O Box 144, Cranberry Ridge, Manitoba, ROB OHO

Attention: Mr. D.V. Ziehlke

Fax: (204) 472-3485

Email: dziehlke@mymts.net

(b)	if to the Optionee:

Ashburton Ventures Inc.

Attention: Mr. Mike England

Fax: (604) 683-3988

Email: mike@engcom.ca

13.02	If notice, demand, payment or communication is sent by facsimile or email, the party receiving said delivery shall acknowledge receipt of the notice, demand, payment or communication with three (3) business days.

CURRENCY

14.01	All references to monies hereunder will be in lawful currency of Canada.

FURTHER ASSURANCES

15.01	The Optionor and the Optionee agree to adhere to and provide all acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

TIME OF THE ESSENCE

16.01	Time shall be of the essence of this Agreement.

COSTS

17.01	Each of the parties hereto shall be responsible for paying its own costs in relation to the preparation and execution of this Agreement.

ENTIRE AGREEMENT

18.01	The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written heretofore existing among the parties in respect of the subject matter of this Agreement.

COUNTERPARTS

19.01	This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or other such writings, as the case may be, taken together, will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any other party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

EXECUTION BY FACSIMILE OR EMAIL

20.01	Each of the parties hereto will be entitled to rely upon delivery by facsimile or email of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such facsimile or email copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

TITLES

21.01	The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

GOVERNING LAW

22.01	This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

ENUREMENT

23.01	This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

[THIS SPACE IS INTENTIALLY LEFT BLANK]

IN WITNESS THEREOF this Agreement has been executed as of the day and year first above written.

SIGNED and DELIVERED by

STRIDER RESOURCES LIMITED

in the presence of:

___________________________

Authorized Signatory

SIGNED and DELIVERED by

ASHBURTON VENTURES INC.

in the presence of:

_________________

Authorized Signatory

SCHEDULE “A” TO THE AGREEMENT MADE AND DATED FOR REFERENCE THE 26 DAY OF APRIL, 2016 BETWEEN STRIER RESOURCES LIMITED AND ASHBURTON VENTURES INC.

The following is a description of the properties in respect of which the Optionee has been granted Options to acquire an undivided one-hundred per cent (100%) interest, all of which properties are located in the Wekusko Lake area, province of Manitoba:

THOMPSON BROS. LITHIUM PROPERTY

NTS: SE 13-63J

Claim Name	Claim #	Area (Ha)	Expiry Date

ADD-1052	(MB1052)	235 ha	September 18, 2030
ADD-1053	(MB1053)	83 ha	September 18, 2030
ADD-3203	(P3203F)	82 ha	November 10, 2030
ADD-3033	(P3033F)	32 ha	June 20, 2030
ADD-6301	(MB6301)	110 ha	May 23, 2030
ADD-6303	(MB6303)	180 ha	May 16, 2030
ADD-3035	(P3035F)	53 ha	June 20, 2030
ADD-49853	(W49853)	32 ha	June 21, 2030
ADD-13	(P2818F)	16 ha	November 29, 2030
Thompson-2	(P7463B)	21 ha	January 4, 2030
Thompson-3	(P7464B)	21 ha	January 4, 2030
Thompson-6	(W47380)	16 ha	September 6, 2030
Thompson-7	(W47378)	16 ha	September 6, 2030
ADD-6305	(MB6305)	224 ha	April 11, 2030
CRO-5737	(MB5737)	250 ha	April 11, 2030
CRO-5736	(MB5736)	202 ha	April 11, 2030
CRO-5735	(MB5735)	216 ha	April 11, 2030
ADD-754	(MB11754)	40 ha	March 3, 2017

TOTAL AREA:	1829 ha in 18 claims blocks

SCHEDULE “B” TO THE AGREEMENT MADE AND DATED FOR REFERENCE THE 26 DAY OF APRIL, 2016 BETWEEN STRIDER RESOURCES LIMITED AND ASHBURTON VENTURES INC.

“Net Smelter Return” shall mean the aggregate proceeds received by the Optionee from time to time from any arm’s length smelter or other arm’s length purchaser from the sale of any ores, concentrates, metals or any other material of commercial value produced by and from the Property, deducting therefrom:

(a)	if the product is treated as an arm’s length party at a smelter, refinery or mint, all expenses, relating hereto, including all costs and charges for the treatment, tolling, smelting, refining or minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee’s fees and expenses, import taxes and export taxes;

(b)	if the product is treated at a smelter, refiner or mint owned, operated or controlled by Ashburton Ventures Inc. or any affiliate, all expenses referred to in subparagraph (a) above, such charges, costs and expenses to be equivalent to the prevailing rates charged by similar smelters, refineries or mints as the case may be in arm’s length transactions for the treatment of like quantities and quality of product;

The Optionee shall reserve and pay to the Optionor a Net Smelter Return Royalty equal to two per cent (2%) of Net Smelter Return (“NSR”)

Payment of NSR payable to the Optionor hereunder shall be made quarterly within thirty (30) days after the end of each calendar quarter during which the Optionee receives Net Smelter Returns. Within sixty (60) days after the end of each calendar year for which the NSR are payable to the Optionor, the records relating to the calculation of NSR for such year shall be audited by the Optionee and any adjustment in the payment of the NSR to the Optionor shall be made forthwith after completion of the audit. All payments of NSR to Optionor for a calendar year shall be deemed final and in full satisfaction of the obligations of the Optionee in respect thereof if such payments or the calculations are not disputed by the Optionor within sixty (60) days after receipt by the Optionor of the same audited statement. The Optionee shall maintain accurate records relevant to the determination of NSR and the Optionor, or its authorized agent, shall be permitted the right to examine such records at all reasonable times.